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                                                                    Exhibit 16.1


April 18, 2005


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549


Dear Sirs/Madams:

We have read Item 4 of Stratagene Corporation's Form 8-K dated April 15, 2005, and have the following comments:

1. We agree with the statements made in the first sentence of paragraph 1, paragraphs 3, 4, and 5, the first two sentences of paragraph 6, and paragraph 7.

2. We have no basis on which to agree or disagree with the statements made in the second sentence of paragraph 1, paragraph 2, the third sentence of paragraph 6, and paragraph 8.

Yours truly,



/s/ Deloitte & Touche LLP
San Diego, California